UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 29, 2017

Aqua America, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-06659	23-1702594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

762 West Lancaster Avenue, Bryn Mawr, Pennsylvania	19010-3489
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-527-8000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2017, the Board of Directors (the “Board”) of Aqua America, Inc. (the “Company”) elected Daniel J. Hilferty, president and chief executive officer of Independence Health Group (“IHG”), as a director.

Mr. Hilferty has been the president and CEO at IHG, based in Philadelphia, since December 2010. At IHG, Mr. Hilferty leads the $16 billion health insurer serving 8.5 million people in 25 states. From December 2009 until December 2010, Mr. Hilferty served as IHG’s health markets president, with responsibility for sales, marketing and subsidiary operations. From 1996 to 2009, he served as president and CEO for the AmeriHealth Caritas Family of Companies. Mr. Hilferty serves on a variety of corporate and non-profit boards including appointments to the Greater Philadelphia Chamber of Commerce, FS Investment Corporation III, and the Executive Committee of the Board of Directors of America’s Health Insurance Plans. Mr. Hilferty also serves as the Chairman of the Board of Directors for the Blue Cross Blue Shield Association. He holds a Bachelor of Science in Accounting from Saint Joseph’s College (now Saint Joseph’s University) and a Master of Public Administration from The American University.

The Board has determined that Mr. Hilferty is independent in accordance with the Company’s corporate governance guidelines and applicable NYSE and SEC requirements. The Board reviewed, as part of its independence determination, information that IHG serves as the administrator for the Company’s self-insured health plans for the employees of the Company and its subsidiaries. Mr. Hilferty has been appointed to Executive Compensation Committee and the Corporate Governance Committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aqua America, Inc.

June 29, 2017	By:	/s/ Christopher P. Luning
Name: Christopher P. Luning
Title: Senior Vice President, General Counsel
and Secretary

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